Exhibit 10.1 - Chairman Appointment, New Directors and Executive
               Officers/Compensation

Effective December 17, 2008:

          Neil M. Cleveland, 57, was elected to serve as Chairman of the Board of Directors of Temecula Valley Bancorp Inc. ("Company") and Temecula Valley Bank ("Bank").

          Frank Basirico, Jr. and Martin E. Plourd were elected by the members of the Board of Directors of the Company and the Bank to become members of the Board of Directors of the Company and the Bank. This action was taken by the respective Boards on December 17, 2008. Committee memberships have not been determined.

          Frank Basirico, Jr., 54, was appointed by the respective Boards to the positions of Chief Executive Officer of the Company and the Bank. Upon the recommendation of the executive compensation committee, and subsequent approval of the Board of Directors of the Bank, effective January 1, 2009, Mr. Basirico's annual base salary will increase from $275,000 to $290,000. The increase was based upon: an in-depth review of compensation levels at the Bank and in relation to the salaries paid by the Bank's peers; the challenging environment in which the Bank currently operates; Mr. Basirico's prior effective performance and contributions; and the increased duties and responsibilities in the new position. Except for this amendment to his annual base salary amount, the terms of Mr. Basirico's compensation arrangements have been previously filed and can be located in the Company's Forms 8-K filed on February 16, 2006, December 27, 2006, July 27, 2007, January 15, 2008, February 1, 2008 and April 8, 2008; Exhibit 10.39 to the Company's Form 10-K filed on March 31, 2006; and Exhibits 10.7, 10.50 and 10.51 to the Company's From 10-K filed on March 17, 2008. These filings are incorporated herein.

          Martin E. Plourd, 50, was appointed by the respective Boards to the positions of President of the Company and the Bank. Upon the recommendation of the executive compensation committee, and subsequent approval of the Board of Directors of the Bank, effective January 1, 2009, Mr. Plourd's annual base salary was increased from $189,000 to $250,000. Mr. Plourd also retained the title of Chief Operating Officer. The salary increase was based upon: an in-depth review of compensation levels at the Bank and in relation to the salaries paid by the Bank's peers; the challenging environment in which the Bank currently operates; Mr. Plourd's prior effective performance and contributions; and the increased duties and responsibilities in the new position. Except for this amendment to his annual base salary, Mr. Plourd's compensation arrangements have been previously filed and can be located in the Company's Forms 8-K filed on July 26, 2005, March 7, 2006, September 5, 2006, December 27, 2006, February, 27, 2007, March 6, 2007, July 27, 2007, September 28, 2007 and February 1, 2008;
          Exhibits 10.48 and 10.49 to the Company's Form 10-K filed on March 14, 2007; Exhibits 10.16 and 10.17 to the Company's Form 10-K filed on March 17, 2008. These filings are incorporated herein.


Cleveland Background. Mr. Cleveland is a real estate broker, developer, manager and consultant relative to commercial and industrial real estate, principally in Southern California. He has been the co-owner of Rancho Land Associates since 1980. Mr. Cleveland has served on the Board of Directors of the Bank since 1996 and the Company sine 2002. He is Chairman of the Stock Option Committee and a member of the Executive Committee. He has previously assisted the Bank in negotiations dealing with bank leases and other real estate issues.

Basirico Background: Frank Basirico, Jr. joined the Bank in 2006 as Chief Administrative Officer and Senior Executive Vice President. He was formerly a Senior Loan Officer for Citizens Business Bank, a $6 billion bank headquartered in Southern California. Mr. Basirico also served as the Chief Lending Officer and Chief Operating Officer for the Bank of Hemet and has more than 30 years of banking experience. He is a graduate of California State University San Bernardino.
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Plourd Background: With more than 27 years of banking experience, Martin E.
Plourd joined the Bank in 2005. He previously served in increasingly senior positions with Valley Independent Bank, First Interstate Bank and Security Pacific National Bank. Mr. Plourd graduated from California State Polytechnic University in Pomona with a degree in Agricultural Business Management and is a graduate of the Stonier Graduate School of Banking at the American Bankers Association.